NEWS RELEASE



FOR IMMEDIATE RELEASE       CONTACTS:
---------------------       ---------
August 20, 1998             Arch -- Robert W. Lougee, Jr.           508-870-6771
                            MobileMedia -- Krista Grossman (Media)  201-969-4959
                                           Lynne Burns (Investors)  201-969-4999


               ARCH COMMUNICATIONS AGREES TO ACQUIRE MOBILEMEDIA:
            COMBINATION TO CREATE SECOND LARGEST U.S. PAGING COMPANY


Westborough, MA and Fort Lee, NJ (August 20, 1998) --- Arch Communications Group, Inc. (Nasdaq:APGR) and MobileMedia Corporation today announced a definitive merger agreement for Arch to acquire MobileMedia. The companies had announced yesterday that they were in the final stages of merger negotiations.

As indicated in the prior announcement, the transaction will create the nation's second largest paging company with more than seven million customers throughout the United States, and projected pro forma 1998 fourth quarter annualized operating cash flow (earnings before interest, taxes, depreciation and amortization, or EBITDA) of more than $240 million, excluding the benefit of potential cost savings, and projected pro forma 1998 fourth quarter annualized net revenues exceeding $815 million.

Arch said that the combination, when consummated, will reduce Arch's leverage to approximately 5.6 times projected pro forma 1998 fourth quarter annualized EBITDA based on pro forma debt of approximately $1.35 billion. In addition, Arch expects a further increase in cash flow and decrease in leverage from estimated cost reductions and operating synergies to be implemented during the first year following the acquisition, which are currently estimated to result in annualized cost savings of $25 million when fully realized.

"We believe that the combination of Arch and MobileMedia will produce an industry leader with substantial organizational and strategic assets," said C. Edward Baker, Jr., Arch chairman and chief executive officer. "Operationally, the two companies are an ideal fit, with complementary areas of sales, service coverage, and channels of distribution. This transaction will position Arch as a leading wireless communications provider with more than seven million customers throughout the United States, comprehensive market coverage in all 50 states, and a strong presence in key channels of distribution, including retail." Baker continued, "The addition of MobileMedia's two narrowband personal communications services (NPCS) licenses should allow us to accelerate the deployment of a NPCS network and expedite the introduction of new paging products and services."

Joseph A. Bondi, chairman-restructuring of MobileMedia and managing director of turnaround consultants Alvarez & Marsal, Inc., said, "A combination with Arch will be a very successful outcome for MobileMedia, and testimony to the substantial progress we have made in improving our operational and financial position over the past 18 months. The transaction will allow MobileMedia to complete its Chapter 11 reorganization and emerge from bankruptcy as part of an industry leader. In addition, the combination reflects a successful outcome for MobileMedia's secured and unsecured creditors, with our secured creditors being paid in full in cash and our unsecured creditors owning a substantial equity position in Arch."

Terms of the Transaction
------------------------

Under the terms of the agreement, Arch will acquire MobileMedia for a combination of cash, the assumption of certain liabilities, and the issuance of Arch common stock and warrants to acquire Arch common stock. The transaction will be implemented through a plan of reorganization that MobileMedia will file with the U.S. Bankruptcy Court for the District of Delaware. The acquisition is expected to close during the first quarter of 1999, subject to satisfaction of various closing conditions, including (i) approval by Arch's shareholders; (ii) confirmation of the plan of reorganization by a final order of such Bankruptcy Court; (iii) approval by a final order of the Federal Communications Commission of the transfer of MobileMedia's FCC licenses to Arch; (iv) approval (or expiration of waiting periods) under the Hart Scott Rodino Act; and (v) various other conditions.

Terms of the transaction include:

o Holders of MobileMedia's secured bank debt, which aggregates $649 million in principal amount, will receive 100% of such principal amount in cash, comprised of a $479 million payment from Arch and $170 million in proceeds expected to be distributed upon the closing of MobileMedia's pending sale of its tower site assets to Pinnacle Towers, Inc.

o Arch intends to finance the $479 million cash payment with $262 million in proceeds from additional bank debt and an additional note offering and $217 million in cash from the proceeds of the issuance of Arch common stock upon the exercise of transferable rights to be issued by Arch to MobileMedia's unsecured creditors. Assuming full exercise of such rights, such unsecured creditors (or their assignees) would be entitled to acquire for cash between 34.3% and 52.1% of Arch's common stock (depending upon the market price of the Arch common stock during a designated period based on a price collar which has a low of $6.25 per share and a high of $10.63 per share), and warrants to purchase another approximately 2.5% of the Arch common stock.

o Certain of MobileMedia's largest unsecured creditors have agreed in connection with the transaction to act as standby purchasers with respect to any shares of Arch common stock and warrants not purchased upon the exercise of such rights. As consideration for their backup commitments, such creditors will receive warrants to purchase another 2.5% of Arch's common stock.

o In addition to the rights, MobileMedia's unsecured creditors, whose claims aggregate approximately $480 million, will receive between 17.2% (if the rights entitle them to purchase 52.1%) and 31.3% (if the rights entitle them to purchase 34.3%) of Arch's common stock (depending upon the market price of the Arch common stock during a designated period).

o Arch's existing shareholders (including its Series C preferred shareholders) will also receive warrants in connection with the transaction to purchase 7% of Arch's common stock. All warrants will have an exercise price of $8.19 per share.

o Therefore, on a diluted basis, the existing Arch shareholders (including the Series C preferred shareholders) will hold, as of the effective date of the transaction, between 30.7% and 34.4% of Arch's common stock, while MobileMedia's unsecured creditors will hold between 65.6% (if the existing Arch shareholders hold 34.4%) and 69.3% (if the existing Arch shareholders hold 30.7%) of such stock.

o Arch will also pay the administrative expenses of MobileMedia as of the effective date of the transaction (with a reduction of the shares to be distributed to MobileMedia's unsecured creditors if and to the extent that such expenses exceed $34 million), and will repay expected borrowings under MobileMedia's debtor in possession borrowing facility.

o MobileMedia's existing shareholders will not receive any consideration under the merger or the plan of reorganization, and their shares of MobileMedia common stock will be canceled.


Integration Process
-------------------

"We have begun developing a comprehensive plan for the smooth integration of our two companies," said Lyndon R. Daniels, Arch president and chief operating officer, "and expect to make few, if any, fundamental changes in areas that touch the customer, such as customer service and billing systems. We plan to leverage the respective strengths and natural synergies between the two organizations, and build upon the steps each has recently taken to enhance its competitive position."

Daniels continued: "Arch is an experienced consolidator of paging companies, having completed 33 acquisitions since it was founded in 1986. Arch successfully integrated USA Mobile Communications Holdings, Inc. in 1995 and Westlink Holdings, Inc. in 1996. In June, Arch initiated a plan to consolidate its operating units nationwide to achieve greater economies of scale, increase operating efficiencies and optimize opportunities for growth. This divisional reorganization, designed to enhance Arch's participation in sector consolidation and its acquisition of additional paging companies, should facilitate the integration of MobileMedia."

For its part, MobileMedia has achieved much improved financial and operating results since initiating its reorganization in January 1997, and is currently exceeding the financial forecasts set at the outset of its Chapter 11 proceeding. Based on unaudited results reported by MobileMedia in Forms 8-K filed with the Securities and Exchange Commission, MobileMedia achieved a 38% increase in EBITDA to $31.7 million for the quarter ended June 30, 1998, compared to the same quarter of 1997.

Over the past 18 months, MobileMedia also has:

o  Increased customer retention levels to industry norms.

o Overhauled its billing and collection systems, resulting in improved collections and lower bad debt expense.

o Established a state-of-the-industry centralized customer service function, improving customer satisfaction and responsiveness.

o  Reached an agreement to sell its tower site assets for $170 million.



Noted Baker, "MobileMedia has achieved an impressive turnaround over the past 18 months. We are delighted to establish this partnership between our two companies, and eagerly anticipate this addition to the Arch family."

Ronald R. Grawert, chief executive officer of MobileMedia, said, "Employees of MobileMedia have done a tremendous job over the past year-and-a-half to improve the Company's operations and return MobileMedia to a position of competitive strength. We believe that the combination with Arch will build upon those efforts, giving the combined company the size and scope to be a stronger industry player and more effective competitor. We are working closely with Arch to effect a smooth and efficient integration and to make the transition transparent to our customers, who will continue to enjoy the same high quality service and reliable networks going forward that they currently receive from MobileMedia."

Baker added, "Following the acquisition, Arch will continue to focus on growing operating cash flow, reducing leverage and maximizing capital efficiencies while maintaining customer service delivery as a top priority." He added: "As nationwide demand for paging and wireless messaging continues to grow, we expect our larger and stronger company to participate fully in that growth."

MobileMedia Corporation, Fort Lee, NJ, is one of the largest providers of paging and personal communications services in the United States, reaching more than 95 percent of the U.S. population, including the top 100 metropolitan statistical areas. With 3,100 employees, MobileMedia offers local, regional and nationwide coverage to more than three million subscribers in all 50 states, the District of Columbia and in the Caribbean. The Company operates two one-way nationwide FLEX(TM) networks and is currently constructing two nationwide narrowband PCS networks for which it owns licenses. MobileMedia Communications, Inc., doing business as MobileComm(R), is a wholly-owned subsidiary of MobileMedia Corporation. MobileComm can be found on the Internet at www.mobilecomm.com. MobileComm is not associated with MobilComm, Inc. of Cincinnati, OH.

Arch Communications Group, Inc., Westborough, MA, is the third largest paging company in the United States based on paging units in service and second largest based on operating cash flow. Founded in 1986, it provides narrowband wireless messaging services, principally paging, to more than four million subscribers nationwide. Arch's 2,700 employees operate from approximately 200 offices and company-owned stores in 42 states. Additional information on Arch is available on the Internet at www.arch.com.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this news release which are not historical fact, such as forward-looking statements concerning future financial performance and growth, involve risks and uncertainties, including those described in Arch's most recent Annual Report on Form 10-K. Although Arch and MobileMedia believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, they can give no assurance that their expectations will be attained. Factors that could cause actual results to differ materially from their expectations include the challenges of integrating the businesses of Arch and MobileMedia, the future capital needs following the merger, the uncertainty of additional funding, and other risks. Any forward-looking statements represent the judgment of Arch and MobileMedia as of the date of this release. The companies disclaim any intent or obligation to update any forward-looking statements.